CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$250,000,000	$250,000,000	$17,825

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158218

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 26, 2009)

$250,000,000

INTEGRYS ENERGY GROUP, INC.

4.170% Senior Notes Due November 1, 2020

We will pay interest on the Senior Notes Due November 1, 2020, at the rate of 4.170% per year on May 1 and November 1 of each year, beginning on May 1, 2011. We may redeem the notes in whole or in part at any time at a redemption price equal to the greater of (1) 100% of principal or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes we redeem, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “treasury yield” plus 0.250%, plus, in each case, accrued and unpaid interest to the redemption date, as set forth in this prospectus supplement. The notes constitute a series of our senior debt securities and are unsecured and unsubordinated. The notes will be effectively subordinated to creditors and preferred shareholders of our subsidiaries with respect to the assets and earnings of our subsidiaries. See “Description of Debt Securities” in the accompanying prospectus and “Description of the Notes — Ranking” in this prospectus supplement.

See “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of certain risk factors that prospective investors should consider before investing in our notes.

	Per Note	Total
Public Offering Price(1)	99.937%	$249,842,500
Underwriting Discounts and Commissions	0.650%	$1,625,000
Proceeds to Integrys Energy Group, Inc.	99.287%	$248,217,500

(1)	Plus accrued interest, if any, from November 15, 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) on or about November 15, 2010. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC.

Joint Book-Running Managers

Citi	Mitsubishi UFJ Securities	Morgan Stanley

Co-Managers

Mizuho Securities USA Inc.	Scotia Capital	US Bancorp

The date of this prospectus supplement is November 9, 2010

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Summary — Where You Can Find More Information” in the accompanying prospectus. In the event that the description of the offering in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us” or similar references mean Integrys Energy Group, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

In this prospectus supplement and accompanying prospectus, we and our subsidiaries make statements concerning expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements are subject to assumptions and uncertainties; therefore, actual results may differ materially from those expressed or implied by such forward-looking statements. Although we and our subsidiaries believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that such statements will prove correct.

Forward-looking statements include, among other things, statements concerning our management’s expectations and projections regarding earnings, regulatory matters, fuel costs, sources of electric energy supply, coal and natural gas deliveries, remediation costs, environmental and other capital expenditures, liquidity and capital resources, trends, estimates, completion of construction projects, and other matters.

Forward-looking statements involve a number of risks and uncertainties. Some risks that could cause results to differ from any forward-looking statement include those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as may be amended or supplemented in Part II, Item 1A of our subsequently filed Quarterly Reports on Form 10-Q. Other factors include:

•	Resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting our regulated businesses;

•

The individual and cumulative impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric and natural gas utility industries, financial reform, changes in environmental and other regulations, including but not limited to, greenhouse gas emissions, energy efficiency mandates, renewable energy standards, and reliability standards, and changes in tax and other laws and regulations to which we and our subsidiaries are subject;

•

Current and future litigation and regulatory proceedings, enforcement actions or inquiries, including but not limited to, manufactured gas plant site cleanup, third-party intervention in permitting and licensing projects, compliance with Clean Air Act requirements at generation plants, and prudence and reconciliation of costs recovered in revenues through an automatic gas cost recovery mechanism;

•	The impacts of changing financial market conditions, credit ratings, and interest rates on the liquidity and financing efforts of us and our subsidiaries;

•

The risks related to executing the strategy change associated with our nonregulated energy services business, including the restructuring of its retail natural gas and retail electric marketing business;

•	The risks associated with changing commodity prices (particularly natural gas and electricity) and the available sources of fuel and purchased power, including their impact on margins;

•	Resolution of audits or other tax disputes with the Internal Revenue Service and various state, local, and Canadian revenue agencies;

•	The effects, extent, and timing of additional competition or regulation in the markets in which our subsidiaries operate;

•	The retention of market-based rate authority;

•	The risk associated with the value of goodwill or other intangibles and their possible impairment;

•	Investment performance of employee benefit plan assets and the related impact on future funding requirements;

•	Changes in technology, particularly with respect to new, developing, or alternative sources of generation;

•

Effects of and changes in political and legal developments, as well as economic conditions and the related impact on customer demand, including the ability to attract and retain customers in our nonregulated energy services business and to adequately forecast its energy usage for nonregulated customers;

•	Potential business strategies, including mergers, acquisitions, and construction or disposition of assets or businesses, which cannot be assured to be completed timely or within budgets;

•	The direct or indirect effects of terrorist incidents, natural disasters, or responses to such events;

•

The effectiveness of risk management strategies, the use of financial and derivative instruments, and the ability to recover costs from customers in rates associated with the use of those strategies and financial and derivative instruments;

•	The risk of financial loss, including increases in bad debt expense, associated with the inability of our and our subsidiaries’ counterparties, affiliates, and customers to meet their obligations;

•	Customer usage, weather, and other natural phenomena;

•	The utilization of tax credit and loss carryforwards;

•	Contributions to earnings by non-consolidated equity method and other investments, which may vary from projections;

•	The effect of accounting pronouncements issued periodically by standard-setting bodies; and

•	Other factors discussed elsewhere herein and in other reports filed by us from time to time with the SEC.

Except to the extent required by the federal securities laws, we and our subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE COMPANY

We are a diversified energy holding company with regulated electric and natural gas utility operations (serving, as of December 31, 2009, approximately 489,000 regulated electric utility customers in Wisconsin and the Upper Peninsula of Michigan and approximately 1,669,000 regulated natural gas utility customers in Illinois, Michigan, Minnesota and Wisconsin), nonregulated energy operations and an equity ownership interest in American Transmission Company LLC (a federally regulated electric transmission company operating in Wisconsin, Michigan, Minnesota and Illinois) of approximately 34% at September 30, 2010. We were incorporated in Wisconsin in 1993, our executive offices are located at 130 East Randolph Drive, Chicago IL 60601-6207 and our telephone number is (312) 228-5400.

Our seven major operating subsidiaries are as follows:

•

Wisconsin Public Service Corporation, a regulated electric and natural gas utility operating in an 11,000 square-mile service area in northeast and central Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. Wisconsin Public Service provides electric and natural gas products and services to residential, farm, commercial and industrial customers, as well as provides electric power to wholesale customers.

•	The Peoples Gas Light and Coke Company, a regulated natural gas utility serving residential, commercial and industrial retail sales and transportation customers in the city of Chicago, Illinois.

•

Minnesota Energy Resources Corporation, a regulated natural gas utility serving retail sales customers in 165 communities throughout certain portions of Minnesota, including Eagan, Rosemount, Rochester, Fairmont, Bemidji, Cloquet and Dakota County.

•

Michigan Gas Utilities Corporation, a regulated natural gas utility serving retail sales customers in 147 communities in southern and western Michigan in and around Grand Haven, Otsego, Benton Harbor, Coldwater and Monroe.

•

North Shore Gas Company, a regulated natural gas utility serving residential, commercial, and industrial retail sales and transportation customers in 54 communities within the northern suburbs of Chicago, Illinois.

•

Upper Peninsula Power Company, a regulated electric utility serving retail and wholesale electric customers in 118 communities in a service territory covering 10 of the 15 counties in the Upper Peninsula of Michigan.

•

Integrys Energy Services, Inc., a nonregulated retail natural gas and electricity supply and services company that provides individualized natural gas and electricity supply solutions, structured products and strategies that allow customers to manage energy needs while capitalizing on opportunities resulting from deregulation. Integrys Energy Services also owns and operates various nonregulated electric generation facilities. As a result of its recent restructuring, Integrys Energy Services’ focus is on selected retail markets in the United States and investments in energy assets with renewable attributes.

DESCRIPTION OF THE NOTES

Please read the following information concerning the notes in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus. The following information supplements those statements and supersedes any statements in the accompanying prospectus which are inconsistent with it.

Issuer	Integrys Energy Group, Inc.

Notes Offered	$250,000,000 principal amount of 4.170% Senior Notes Due November 1, 2020.

Maturity	November 1, 2020.

Interest Rate	The notes will bear interest from the date of issuance at the rate of 4.170% per year.

Interest Payment Dates	May 1 and November 1 (beginning on May 1, 2011).

Ranking	The notes will be unsecured general obligations and will rank on a parity with our other senior unsecured indebtedness.

Claims of creditors and any preferred shareholders of our subsidiaries generally will have priority over the claims of our creditors with respect to the assets and earnings of our subsidiaries. The notes, therefore, will in effect be subordinate to the claims of creditors, including holders of unsecured indebtedness, of our subsidiaries and the claims of preferred shareholders of our subsidiaries. Substantially all of the physical assets of Wisconsin Public Service Corporation, The Peoples Gas Light and Coke Company, North Shore Gas Company and Upper Peninsula Power Company secure outstanding debt securities of those corporations.

Since we are a holding company, our ability to pay debt service on the notes is largely dependent upon the ability of our subsidiaries to pay dividends and make debt service payments to us. The Wisconsin public utility holding company law prohibits Wisconsin public utility subsidiaries from making loans to, or pledging their credit for, nonutility members of a Wisconsin public utility holding company system, including the holding company. Orders of the Public Service Commission of Wisconsin limit the amount of ordinary dividends that Wisconsin Public Service Corporation may pay to us and require that the debt-to-equity ratio of Wisconsin Public Service Corporation remain within a specified range. The Articles of Incorporation of Wisconsin Public Service Corporation also limit the amount of dividends which it may pay on its common stock if its common stock and common stock surplus accounts are less than 25% of its total capitalization. Upper Peninsula Power Company’s indentures relating to its first mortgage bonds contain certain limitations on the payment of cash dividends which may be paid to us. North Shore Gas Company’s long-term debt obligations contain provisions and covenants restricting the payment of cash dividends on, and the purchase or redemption of, its capital stock, all of which is held indirectly by us. See Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2009 for a more detailed description of the restrictions on the payment of dividends by our subsidiaries.

Covenants	The notes will be issued under our senior indenture which contains covenants that, among other things, restrict our ability to transfer the voting common stock of our subsidiary, Wisconsin Public Service Corporation, or to encumber the common stock of any of our subsidiaries.

Successor Trustee	U. S. Bank National Association has succeeded Firstar Bank, National Association as trustee under the senior indenture. The successor trustee’s address is U. S. Bank National Association, Corporate Trust Services, 180 East Fifth Street, Suite 200, SPTF0210, Saint Paul, MN 55101.

Form & Denomination	A global note registered in the name of a nominee of DTC will initially evidence the notes. You may purchase notes only in principal amounts of $1,000 and integral multiples of $1,000.

Optional Redemption	We may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of principal or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes which we redeem, discounted to the date of redemption on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the “treasury yield,” as defined below, plus 0.250 of one percent (0.250%), plus, in each case, accrued and unpaid interest to the date of redemption. The notes have no sinking fund provisions.

“Treasury yield” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the “comparable treasury issue,” as defined below, assuming a price for the comparable treasury issue, expressed as a percentage of its principal amount equal to the “comparable treasury price,” as defined below, for the redemption date.

“Comparable treasury issue” means, with respect to any redemption date, the United States Treasury security selected by an “independent investment banker,” as defined below, as having a maturity comparable to the remaining term of the notes that the independent investment banker would utilize, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Independent investment banker” means one of the “reference treasury dealers,” as defined below, appointed by the senior trustee after consultation with us.

“Comparable treasury price” means, with respect to any redemption date, (1) the average of the “reference treasury dealer quotations,” as defined below, for the redemption date, after excluding the highest and lowest reference treasury dealer quotations for the redemption date, or (2) if the senior trustee obtains fewer than four reference treasury dealer quotations, the average of all the quotations which the senior trustee obtains.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by the reference treasury dealer at 5:00 p.m. on the third business day preceding the redemption date.

“Reference treasury dealer” means Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and any other primary U.S. Government securities dealers in New York City selected by us; provided, however, that if Citigroup Global Markets Inc. or Morgan Stanley & Co. Incorporated ceases to be a primary U.S. Government securities dealer, we shall substitute for it another primary U.S. Government securities dealer in New York City selected by us.

The senior trustee will not mail a notice of redemption during the continuance of any event of default under the senior indenture, except that (1) when notice of redemption of any notes has been mailed, we shall redeem those notes, but only if funds sufficient for that purpose have been, before the occurrence of the event of default, deposited with the senior trustee or a paying agent for that purpose and (2) notices of redemption of all outstanding senior debt securities may be given during the continuance of an event of default under the senior indenture.

Unless we have deposited with the senior trustee, at the time of mailing of any notice of redemption, an amount in cash sufficient to redeem all of the notes called for redemption, the notice will state that it is subject to the receipt of the redemption moneys by the senior trustee before the redemption date, and the notice will be of no effect unless the moneys are so received before that date.

Consent to Amend the Existing Replacement Capital Covenant	The supplemental indenture creating the notes offered hereby will provide that the holders of the notes as of December 1, 2010, as holders of the then “covered debt” under our Replacement Capital Covenant, dated as of December 1, 2006 (the “Existing RCC”), irrevocably consent to certain amendments to the Existing RCC, effective as of December 1, 2010, the date on which the notes will become “covered debt” under the Existing RCC. The amendments are intended to facilitate our replacement of the Existing RCC with a new Replacement Capital Covenant to be entered into by us for the initial benefit of the holders of the notes. See “Description of the Replacement Capital Covenant.”

Governing Law	Wisconsin

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT

In connection with the issuance in December 2006 of our 6.11% Junior Subordinated Notes Due 2066 (the “Junior Subordinated Notes”), we entered into the Existing RCC, in which we covenanted for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Junior Subordinated Notes, initially our 5.375% Senior Notes due 2012, that we would not redeem or repurchase the Junior Subordinated Notes on or before December 1, 2036 except in certain circumstances. Pursuant to the terms of the Existing RCC, the notes offered hereby will become the “covered debt” entitled to the benefits of the Existing RCC on December 1, 2010. Since the issuance of the Junior Subordinated Notes, rating agency criteria for equity content securities, such as the Junior Subordinated Notes, has evolved. Because of this evolution, we intend to enter into a new Replacement Capital Covenant around the time of the issuance of the notes offered hereby (the “New Replacement Capital Covenant”), which will initially run to the benefit of the holders of the notes, and to amend the Existing RCC to delete all of the covenants that currently restrict the ability of the Company to redeem or repurchase the Junior Subordinated Notes without issuance of certain replacement capital securities. For further clarity, the reason for the creation of the New Replacement Capital Covenant and the amendments to the Existing RCC is to conform more closely to current rating agency criteria for equity content securities, as it relates to the Junior Subordinated Notes.

By purchasing the notes offered hereby, holders of the notes, as holders of the “covered debt,” are irrevocably consenting to the amendments to the Existing RCC on December 1, 2010. Each current and future holder of the notes shall be deemed to have consented to such amendments and such consent will be binding on all purchasers.

Summarized below are certain proposed terms of the New Replacement Capital Covenant that we intend to enter into around the time of the issuance of the notes offered hereby. As such, the proposed terms of the New Replacement Capital Covenant are subject to change. This summary is not a complete description of the New Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the New Replacement Capital Covenant. We intend to file the definitive version of the New Replacement Capital Covenant with the SEC after its execution as an exhibit to a Current Report on Form 8-K. In addition, we have filed a Current Report on Form 8-K with the SEC on November 9, 2010 that includes both the form of New Replacement Capital Covenant and the form of amendment to the Existing RCC.

We will covenant in the New Replacement Capital Covenant for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Junior Subordinated Notes (which will initially be the notes offered hereby) that we will not redeem or repurchase the Junior Subordinated Notes on or before December 1, 2036 (or such earlier date that the New Replacement Capital Covenant terminates by its terms), unless, subject to certain limitations, during the 360 days prior to the date of that redemption or repurchase (the “Measurement Period”) we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes. The length of the Measurement Period may be extended by the number of days in which there exist certain events that disrupt trading and/or settlement of securities, as described in the New Replacement Capital Covenant.

Our covenants in the New Replacement Capital Covenant will initially run to the benefit of the holders of the notes offered hereby, but such holders should not expect to be entitled to said benefits until maturity of the notes. The New Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Notes and may not be enforced by them, and the New Replacement Capital Covenant is not a term of the Junior Subordinated Notes or the related subordinated indenture under which they were issued. The New Replacement Capital Covenant is also not a term of the notes offered hereby or the related senior indenture under which they will be issued; it is a separate contractual arrangement of ours.

Our ability to raise proceeds from the sale of securities that qualify under the New Replacement Capital Covenant during the Measurement Period will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities.

Upon the occurrence of certain events described therein, the New Replacement Capital Covenant will be of no force and effect. The New Replacement Capital Covenant will terminate on December 1, 2036, if not terminated earlier in accordance with its terms.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated financial information below was selected or derived from our consolidated financial statements. The unaudited interim period financial information, in the opinion of our management, includes all normal and recurring adjustments that are considered necessary for a fair presentation of the results for such interim periods. Results for the nine months ended September 30, 2010 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by, and should be read in conjunction with, our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the period ended September 30, 2010 incorporated by reference into this prospectus supplement and the accompanying prospectus. See the section entitled “Summary — Where You Can Find More Information” in the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
				(Unaudited)
	(In millions)
Income Statement Data:
Total revenues	$10,292.4	$14,047.8	$7,499.8	$5,926.2	$3,916.1
Operating income	367.4	246.7	87.4	21.1	294.5
Net income (loss) from continuing operations	181.0	124.7	(71.6)	(95.4)	150.5
Net income (loss)	254.3	129.4	(68.8)	(92.8)	150.6
Net income (loss) attributed to common shareholders	251.3	126.4	(70.9)	(94.4)	148.6

	As of December 31,		As of September 30,
	2008	2009	2010
			(Unaudited)
	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$254.1	$44.5	$165.3
Total assets	14,272.5	11,847.9	9,430.6
Long-term debt (excluding current portion)	2,285.7	2,394.7	1,912.7
Total common shareholders’ equity	3,099.6	2,858.6	2,858.3

Ratios of Earnings to Fixed Charges (Unaudited)

The ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Year Ended December 31,						Nine Months Ended September 30,
	2005	2006	2007	2008	2009		2009		2010
Ratio of earnings to fixed charges(a)	3.7	2.9	2.5	1.9		(b)		(c)	3.0

(a)	In computing the ratios, earnings represent income (loss) from continuing operations before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals less undistributed earnings of less than 50% owned affiliates and preferred stock dividends of a subsidiary. Fixed charges represent interest expense, amortization of debt discount, premium and expense, the estimated interest component of rentals and preferred stock dividends of a subsidiary.

(b)	For the 12 months ended December 31, 2009, earnings were inadequate to cover fixed charges by $4.2 million, driven by a pre-tax non-cash goodwill impairment loss of $291.1 million.

(c)	For the nine months ended September 30, 2009, earnings were inadequate to cover fixed charges by $49.2 million, driven by a pre-tax non-cash goodwill impairment loss of $291.1 million.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $247.77 million, after deducting the underwriting discounts and commissions and offering expenses payable by us. We intend to use approximately $32.45 million of the net proceeds from this offering to repay existing short-term indebtedness, approximately $150.0 million to fund a portion of the repayment by our subsidiary, Peoples Energy Corporation, of its 6.9% unsecured senior notes maturing in January 2011 and the remainder for general corporate purposes. On November 8, 2010, we had approximately $32.45 million of commercial paper borrowings, which had maturities up to November 9, 2010 and had a weighted average annual interest rate of 0.38%.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2010:

•	on an actual basis; and

•	as adjusted to give effect to this offering.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2010
	Actual	As Adjusted for this Offering
	(unaudited)
	(In millions)
Cash and cash equivalents	$165.3	$230.6

Short-term debt	$59.5	$27.1
Long-term debt (including current portion)	2,390.6	2,240.6
Notes offered hereby	—	250.0

Total debt	2,450.1	2,517.7
Common stock	77.5	77.5
Additional paid-in capital	2,524.7	2,524.7
Retained earnings	339.8	339.8
Accumulated other comprehensive loss	(67.2)	(67.2)
Treasury stock and shares in deferred compensation trust	(16.5)	(16.5)

Total common shareholders’ equity	2,858.3	2,858.3

Total capitalization	$5,308.4	$5,376.0

BOOK-ENTRY ISSUANCE — THE DEPOSITORY TRUST COMPANY

DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules applicable to the depositary and its participants are on file with the SEC.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is ongoing. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination which will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we, the indenture trustee nor any underwriter takes any responsibility for the accuracy of the information.

For additional information relating to DTC and the book-entry issuance system, see “Description of Debt Securities — Book-Entry Securities” in the accompanying prospectus.

UNDERWRITING

Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Senior Notes
Citigroup Global Markets Inc.	$70,834,000
Mitsubishi UFJ Securities (USA), Inc.	70,833,000
Morgan Stanley & Co. Incorporated	70,833,000
Mizuho Securities USA Inc.	12,500,000
Scotia Capital (USA) Inc.	12,500,000
U.S. Bancorp Investments, Inc.	12,500,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.400% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.230% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We estimate that our total expenses for this offering will be $450,000. This estimate includes expenses related to printing, rating agency fees, trustee’s fees, auditing and accounting fees, legal fees and other expenses.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facilities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Our counsel, Foley & Lardner LLP, Milwaukee, Wisconsin, will issue its opinion as to the validity of the notes being issued. Schiff Hardin LLP, Washington, D.C., will issue an opinion for the underwriters as to certain matters relating to the offering of the notes.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on those consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption of a new accounting standard and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of American Transmission Company LLC incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

INTEGRYS ENERGY GROUP, INC.

DEBT SECURITIES

COMMON STOCK

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

WARRANTS TO PURCHASE COMMON STOCK

WARRANTS TO PURCHASE DEBT SECURITIES

TRUST PREFERRED SECURITIES OF CERTAIN TRUSTS

GUARANTEES

We may offer these securities, and the trusts, which we may form in the future, may offer trust preferred securities, in amounts, at prices and on terms determined at the time of offering. Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold. The supplement or other offering material may add, update or change information contained in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “TEG”.

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

You should read this prospectus and any supplement carefully before you invest.

See “Risk Factors” in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2009.

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our securities and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement and/or other offering material. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus, any prospectus supplement or any other offering material. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of the prospectus, prospectus supplement or other offering material, as applicable.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus together with any accompanying prospectus supplement and/or other offering material to understand the terms of our securities or the trusts’ securities. Together these documents will give the specific terms of the securities we or the trusts are offering. You should also read the documents we have incorporated by reference into this prospectus or any accompanying prospectus supplement and/or other offering material for information on us and our financial statements.

Securities to be Offered

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we and the trusts may offer and sell from time to time securities in one or more offerings. We may offer and sell the following securities: debt securities, common stock, stock purchase contracts, stock purchase units, warrants to purchase common stock or debt securities and guarantees. This prospectus provides you with a general description of these securities.

The trusts may offer their preferred securities, which we will refer to in this prospectus as “trust securities.” We will guarantee the trusts’ obligations under the trust securities, as described in the applicable prospectus supplement and/or other offering material.

Each time we or the trusts offer securities, we will provide you with a prospectus supplement and possibly other offering material that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus.

Debt Securities

We may offer unsecured general obligations of our company, which may be senior or subordinated. We will refer to the senior debt securities and the subordinated debt securities together in this prospectus as the “debt securities.” The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will have the same rank as all of our other unsecured, subordinated debt, and will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except for the outstanding $300,000,000 principal amount 6.11% Junior Subordinated Notes due 2066 and any indebtedness issued in the future that is stated to be not superior to, or to have the same rank as, the subordinated debt securities.

Claims of creditors and any preferred shareholders of each of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. All of the debt securities therefore will be effectively subordinated to creditors, including holders of secured indebtedness, and preferred shareholders of our subsidiaries.

The senior debt securities will be issued under an indenture between us and U.S. Bank National Association, formerly known as Firstar Bank, National Association. The subordinated debt securities will be issued under an indenture between us and U.S. Bank National Association. We may amend or supplement the indentures from time to time. We encourage you to read the indentures, which are exhibits to this registration statement (as incorporated by reference), and our recent periodic and current reports that we file with the Securities and Exchange Commission.

Summary of Material Indenture Provisions that Apply to Senior and Subordinated Debt Securities

Neither indenture limits the amount of debt that we may incur. In addition, neither indenture provides holders with any protection should there be a recapitalization or restructuring involving our company.

The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations relating to the debt securities.

The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities generally may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of payments of principal or interest or other payments for a series of debt securities, every holder in the series must consent.

We may discharge our obligations under either indenture by depositing with the trustee sufficient funds or government obligations to pay the senior or subordinated debt securities, as applicable, when due.

EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

•	If we do not pay interest for 30 days after its due date.

•	If we do not pay principal or premium when due.

•	If we continue to breach a covenant in the debt securities of the series or in the applicable indenture respecting that series for 60 days after notice.

•	If we enter bankruptcy or become insolvent.

If an event of default occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action. If the event of default is due to our bankruptcy or insolvency, the outstanding principal amount of all the debt securities will become immediately payable, without any action on the part of the trustees or the holders of the debt securities.

Summary of Material Indenture Provisions that Apply Only to Senior Debt Securities

Under the senior indenture, our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default.

The senior indenture requires us, so long as any senior debt securities are outstanding:

•

to own all of the outstanding shares of voting common stock of Wisconsin Public Service Corporation unless we transfer the shares pursuant to our merger or consolidation or sale of substantially all of our properties.

•

not to pledge or grant a security interest or permit any pledge, security interest or other lien upon any common stock of any of our subsidiaries owned directly or indirectly by us to secure indebtedness for money borrowed without securing the senior debt securities equally and ratably with the other secured indebtedness except for:

•	pledges, security interests or encumbrances created to secure the purchase price of the common stock of our subsidiaries,

•	liens and security interests existing at the time of our acquisition of the shares or

•	any extension or renewal of any permitted pledge, security interest or encumbrance.

Summary of Material Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all senior indebtedness.

Common Stock

We may offer shares of our common stock, par value $1.00 per share. Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors. Each holder of our common stock is entitled to one vote per share. The holders of our common stock have no preemptive rights or cumulative voting rights. Our restated articles of incorporation do not presently authorize our company to issue preferred stock or other stock having rights prior to those of the holders of our common stock.

Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts that obligate you to purchase from us, and obligate us to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from you, and obligate you to sell to us, a specified or varying number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock under the stock purchase contracts, either:

•	common stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

The applicable prospectus supplement and/or other offering material will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts.

Warrants to Purchase Common Stock and Debt Securities

We may issue warrants to purchase common stock or debt securities. We may issue any of these warrants independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the applicable prospectus supplement and/or other offering material relating to the warrants.

Each warrant will entitle the holder to purchase for cash the principal amount of shares of common stock or debt securities at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement and/or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement and/or other offering material. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, the shares of common stock or debt securities purchasable upon exercise will be forwarded to you. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

The exercise price payable and the number of shares of common stock purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding, will be subject to adjustment if specified events occur, including the issuance of a stock dividend to holders of common stock or the subdivision or reclassification of common stock. Holders of stock warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Integrys Energy Group or any other matter, or to exercise any rights whatsoever as shareholders of Integrys Energy Group.

Trust Securities and Guarantees

We may form Delaware statutory trusts, each pursuant to a declaration of trust or similar instrument to be executed by us as sponsor for each trust and their respective trustees. The trusts will issue and sell their preferred securities.

Unless an applicable prospectus supplement or other offering material provides otherwise, each trust will exist solely to:

•	issue and sell preferred securities, which we refer to as trust securities. The proceeds from the sale of the trust securities will be invested in a specified series of our debt securities;

•	issue and sell common securities to us in exchange for cash. The proceeds from the sale of the common securities will be invested in additional series of our debt securities; and

•	engage in other activities only as are necessary, convenient or incidental to the above two purposes.

We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust securities holders of each trust, the trust guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust securities holders or by causing the applicable trust to pay the required amounts to the holders.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We also filed a Registration Statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov or on our website located at http://www.integrysgroup.com.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

i.	Annual Report on Form 10-K for the year ended December 31, 2008, which was filed on February 26, 2009, as amended by a 10-K/A filed on March 2, 2009;

ii.	Current Report on Form 8-K dated February 12, 2009, which was filed on February 19, 2009; and

iii.	Description of Common Stock contained in Registration Statement on Form 8-B filed on June 1, 1994.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

Integrys Energy Group, Inc.

Attn: Secretary

130 East Randolph Drive

Chicago, Illinois 60601

(312) 240-3864

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement and/or other offering material. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or other offering material is accurate as of any date other than the date on the front of the prospectus, the prospectus supplement or other offering material.

THE COMPANY

We are a diversified energy holding company with regulated electric and natural gas utility operations (serving approximately 2.2 million customers in Illinois, Michigan, Minnesota and Wisconsin), nonregulated energy operations, and an equity ownership interest in American Transmission Company LLC (a federally regulated electric transmission company operating in Wisconsin, Michigan, Minnesota and Illinois) of approximately 34% at December 31, 2008. Our wholly owned utility subsidiaries include Wisconsin Public Service Corporation, The Peoples Gas and Light Coke Company, Michigan Gas Utilities Corporation, Minnesota Energy Resources Corporation, North Shore Gas Company and Upper Peninsula Power Company, and our nonregulated energy supply and services company is Integrys Energy Services, Inc. See our 2008 Annual Report on Form 10-K, as such may be updated in our subsequently filed periodic and/or current reports, for a discussion of the revised strategy for Integrys Energy Services going forward.

THE TRUSTS

We may form Delaware statutory trusts, each pursuant to a declaration of trust or similar instrument to be executed by us as sponsor for each trust and their respective trustees. We refer to the trusts, whether one or more, collectively, as the trusts. The declaration of trust for each of the trusts, substantially in the form incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, sets forth the terms and conditions under which the trusts will issue and sell their preferred securities.

Unless an applicable prospectus supplement provides otherwise, each trust exists solely to:

•	issue and sell preferred securities, which we refer to as “trust securities.” The proceeds from the sale of the trust securities will be invested in a specified series of our debt securities;

•	issue and sell common securities to us in exchange for cash. The proceeds from the sale of the common securities will be invested in additional series of our debt securities; and

•	engage in other activities only as are necessary, convenient or incidental to the above two purposes.

None of the trusts will borrow money, issue debt, reinvest proceeds derived from investments, pledge any of its assets, nor otherwise undertake or permit to be undertaken any activity that would cause it to not be classified as a grantor trust for United States federal income tax purposes.

We will own all of the common securities of the trusts. As the holder of the common securities of the trusts, we will receive payments that will be made on a ratable basis with the trust securities. However, our right to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the right of the trust securities holders if there is a continuing event of default under the declaration of trust. We will acquire common securities of the trusts having an aggregate liquidation amount equal to the percentage set forth in the applicable prospectus supplement of the total capital of each trust.

Each trust will have a set term, but may end earlier if its declaration of trust so provides. We will pay all fees and expenses related to each trust and the offering of the trust securities by each trust. The principal place of business of each trust is c/o Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54307-9001. The telephone number is (920) 433-1727.

The trustees of each trust will conduct the business and affairs of their respective trusts. The trustees’ duties and obligations will be governed by the declaration of trust of their respective trust. As the holder of common securities of the trusts, we will be entitled to appoint, remove, replace, or change the number of trustees for each trust.

Each trust will include the following trustees:

•	at least one regular trustee, which is a person who is an employee or officer of or who is affiliated with us;

•

at least one property trustee, which is a financial institution that is not affiliated with us and which will act as property trustee and indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms described in an applicable prospectus supplement; and

•

at least one Delaware trustee, which is an individual resident of, or a legal entity with a principal place of business in, the State of Delaware, unless the trust’s property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law.

The trustees of each trust are collectively referred to as the trustees.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material. The trusts will use all proceeds from the sale of trust securities to purchase our debt securities, unless otherwise indicated in an applicable prospectus supplement and/or other offering material.

DESCRIPTION OF DEBT SECURITIES

The following description of the material terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any series of debt securities will be described in the applicable prospectus supplement and/or other offering material relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1999 between us and U.S. Bank National Association (f/k/a Firstar Bank, National Association), as trustee. This indenture is referred to as the “senior indenture.” The subordinated debt securities will be issued under an indenture dated as of November 13, 2006 between us and U.S. Bank National Association, as trustee. This indenture is referred to as the “subordinated indenture.” This prospectus refers to the senior indenture and the subordinated indenture together as the “indentures.”

The following is a summary of all of the material terms of the indentures. Copies of the entire indentures are filed as exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference.

General

Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured, will be subordinated and junior to all senior indebtedness and will have the same rank as all of our other unsecured and subordinated debt.

The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement and/or other offering material relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date on which the debt securities will mature;

•	the interest rate or rates, or the method of determining those rates;

•	the date from which interest will accrue or the method for determining such date;

•	the interest payment dates and the regular record dates;

•	the places where payments may be made;

•	any mandatory or optional redemption provisions;

•	any sinking fund or analogous provisions;

•	the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

•	any additions to the events of default or covenants included in the indenture under which the debt securities are issued, as described in this prospectus;

•	if other than U.S. dollars, the currency or currencies, or units based on or related to currencies, in which payments on the debt securities will be payable;

•	whether the debt securities will be issued in the form of a global security; and

•	any other specific terms of the debt securities.

The debt securities will be registered debt securities and, unless otherwise specified in the prospectus supplement and/or other offering material, will be issued and payable in U.S. dollars in denominations of $1,000 or an integral multiple of $1,000. (Section 3.02)

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The accompanying prospectus supplement and/or other offering material will also contain any special tax, accounting or other information relating to original issue discount securities or to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for those purposes. Except as otherwise described in a prospectus supplement and/or other offering material, no service charge will be payable upon the transfer or exchange of debt securities, except for any applicable tax or governmental charge. (Section 3.05) The designated security registrar for the senior debt securities and the subordinated debt securities is U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, Saint Paul, MN 55107.

In the event of any redemption of any series of debt securities, we will not be required to:

1.	issue, register the transfer of, or exchange debt securities of any series between the opening of business 15 business days before the date of the mailing of the notice of redemption of the debt securities of that series to be redeemed and the close of business on the date of mailing of the relevant notice of redemption; or

2.	register the transfer of, or exchange, any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

Payment And Paying Agent

We will pay principal, interest and any premium on debt securities which are not global securities at the office of the paying agent. We will make payment of interest on the debt securities which are not global securities by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or the accompanying prospectus supplement and/or other offering material. We will also make payments on debt securities that are not global securities by wire transfer to a U.S. bank designated by a holder of debt securities in an aggregate principal amount of at least $10,000,000, all of which have the same interest payment dates, upon receipt of a written request from the holder, on or before the record date for the payment, designating the account to which the payment is to be made. (Section 2.05)

If any amount payable on any debt security remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security will look only to us for payment. (Section 10.07)

The paying agent for the senior debt securities and the subordinated debt securities is U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, Saint Paul, MN 55107.

Book-Entry Securities

We may initially issue the debt securities of any series in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the accompanying prospectus supplement and/or other offering material, The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for each series of debt securities that are issued as fully-registered securities. The indenture trustee will register in the name of Cede & Co. (DTC’s partnership nominee) (or such other nominee as may be requested by an authorized representative of DTC) those securities for which DTC is acting as depositary. Individual purchases of book-entry interests in any of the debt securities will be made in book-entry form. So long as Cede & Co., as nominee of DTC, or another nominee of DTC is the securityholder, references in this prospectus to holders of the debt securities or registered owners will mean Cede & Co. or another nominee of DTC, rather than the owners of beneficial ownership interests in the debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, the beneficial owner, is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners should, however, receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which they entered into the transaction. Transfers of ownership interests in the debt securities are accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as an authorized representative of DTC may request. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by the direct participants. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and interest, premium, if any, or other payments on the debt securities will be made to Cede & Co., as DTC’s nominee, or to such other nominee as an authorized representative of DTC may request. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our paying agent, if any, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the indenture trustees, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal payments and interest, premium, if any, or other payments to Cede & Co. (or such other nominee as an authorized representative of DTC may request) is the responsibility of us or our paying agent, if any, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner shall give notice to elect to have its debt securities purchased or tendered, through its participant, to the tender agent and shall effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in the debt securities, on DTC’s records, to the tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of the tendered debt securities to the tender agent’s DTC account.

DTC may discontinue providing its services as debt securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the indenture trustees. Under these circumstances, in the event that a successor securities depositary is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will cause debt security certificates to be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we, the indenture trustees nor any underwriter takes any responsibility for the accuracy of the information.

Neither we nor the indenture trustees will have any responsibility or obligation to any DTC direct or indirect participant or any beneficial owner of a book-entry interest or any other person not shown on the registration books of the trustees as being a holder of the debt securities with respect to: (1) any debt securities; (2) the accuracy of any records maintained by DTC or any DTC direct or indirect participant; (3) the payment by DTC or any DTC direct or indirect participant of any amount due to any beneficial owner of a book-entry interest in respect of the principal or redemption price of or interest on the debt securities; (4) the delivery by DTC or any DTC direct or indirect participant of any notice to any beneficial owner of a book-entry interest which is required or permitted under the terms of the indentures to be given to holders of the debt securities; (5) the selection of the owners of a book-entry interest to receive payment in the event of any partial redemption of any debt securities; or (6) any consent given or other action taken by DTC or its nominee as holder of the debt securities.

Limitation On Merger, Consolidation And Certain Sales Of Assets

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

1.	the successor is a corporation;

2.	the successor expressly assumes, in a form satisfactory to the trustee, all our obligations under the debt securities and the indentures;

3.	immediately before and after giving effect to the transaction, there is no default under the applicable indenture; and

4.	we deliver to the trustees a certificate and an opinion of counsel stating that the transaction complies with the indentures. (Sections 8.01 and 8.02)

The surviving or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 8.03)

There is inherent uncertainty in the phrase “all or substantially all.” This uncertainty may make it difficult for holders of the debt securities to (1) determine whether our covenant relating to consolidation, merger and sale of our properties and assets to another person has been breached, (2) declare an event of default as a result of an alleged breach of that covenant in connection with a sale of our properties and assets and (3) exercise their related acceleration rights. Further, interpretation of this phrase as it relates to any transfer of our properties and assets will be governed by applicable law and will be dependent upon the particular facts and circumstances. In the event the holders of the debt securities attempt to exercise their rights under the indenture following the occurrence of a particular transfer or series of transfers that they believe constitutes a transfer of “all or substantially all” of our properties and assets and we contest such exercise, we cannot provide any assurance as to how a court would interpret the phrase “all or substantially all.”

Satisfaction And Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 4.01)

Each indenture contains a provision that permits, upon the satisfaction of certain conditions specified in the indenture, either (1) our discharge from all of our obligations with respect to any series of debt securities then outstanding other than our obligations relating to temporary securities issued for the debt securities (Section 3.04), registration of transfer and exchange of the debt securities (Section 3.05), replacement of mutilated, destroyed, lost or stolen debt securities (Section 3.06), maintenance of paying agencies (Section 10.02) and holding money for payment in trust (Section 10.07); or (2) our release from our obligations under covenants respecting any series of debt securities and from the consequences of an event of default resulting from the breach of those covenants other than our obligations relating to temporary securities issued for the debt securities (Section 3.04), registration of transfer and exchange of the debt securities (Section 3.05), replacement of mutilated, destroyed, lost or stolen debt securities (Section 3.06), the order in which money collected is applied (Section 5.06), the restoration of rights and remedies (Section 5.09), the resignation and removal of the trustee and the appointment of a successor (Section 6.10), the payment of principal and interest (Section 10.01), maintenance of paying agencies (Section 10.02) and holding money for payment in trust (Section 10.07). (Sections 13.02 and 13.03)

To exercise either of these two options, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium, if any, on the series of debt securities. This amount must be deposited in cash and/or U.S. government obligations. (Section 13.04) As a condition to exercising either of the above options, we must deliver to the trustee a ruling directed to the trustee from the Internal Revenue Service or an opinion of counsel based on an Internal Revenue Service Ruling or a change in applicable federal income tax law since the date of the indenture, in each case to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the action had not taken place. (Section 13.04)

If we exercise either of these options, the holders of the debt securities of the series affected will be entitled to receive, solely from the trust fund, payments of principal, interest and premium on the debt securities and will not be entitled to any of the other benefits of the indenture, except for limited provisions including our obligations respecting registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, maintenance of paying agencies and holding moneys for payment in trust. (Sections 13.02 and 13.03)

Events Of Default, Notice And Waiver

Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

•	our failure to pay interest on any debt security for 30 days after it is due;

•	our failure to pay the principal or any premium on any debt securities when due;

•

our failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of that series for 60 days after being given written notice of the failure; and

•	our entering into bankruptcy or becoming insolvent.

In addition, under the senior indenture our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default under the senior indenture.

Under each indenture, failure to observe or perform an obligation like replacing mutilated, lost or stolen debt securities of a particular series is an event of default for that series only and not for any other series of debt securities. This is in contrast to defaulting on the payment of interest or principal on a particular series of debt securities, which is an event of default for all other series of debt securities. (Section 5.01)

Each indenture requires the trustee to give the holders of a series of debt securities notice of a default with respect to that series within 30 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 6.02)

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee security or indemnity to its reasonable satisfaction against the potential costs, expenses and liabilities of complying with such request or direction. (Section 6.03) Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 5.12)

Under each indenture, if an event of default with respect to any series of debt securities (other than due to events of bankruptcy, insolvency or reorganization) occurs, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us and to the trustee, may declare the unpaid principal of and accrued interest on all the debt securities of that series to be due and payable immediately and, upon any such declaration, the debt securities of that series will become immediately due and payable.

Under each indenture, if an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding debt securities of any series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of any debt security of that series. (Section 5.02)

Under each indenture, the holders of not less than a majority of the principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences with respect to the debt securities of a series if:

•

all existing events of default, other than the nonpayment of principal of and interest on the debt securities of that series that have become due solely as a result of such declaration of acceleration, have been cured or waived;

•	to the extent lawful, interest on overdue interest and on overdue principal that has become due otherwise than by reason of such acceleration has been paid;

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all amounts due to the trustee under the indenture have been paid. (Section 5.02)

Each indenture requires us to file annually with the trustee a certificate of our principal executive, financial or accounting officer as to the knowledge of the officer of our compliance with all conditions and covenants under the indenture. (Section 7.04)

Modification of the Indentures

Together with the trustee, we may modify each indenture without the consent of the holders for limited purposes, including adding covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and making certain other changes which do not adversely affect the holders in any material respect. (Section 9.01)

Together with the trustee, we may make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity or interest payment date of any debt security;

•	reduce the principal, premium (if any) or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity, payment, or redemption date;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change the redemption provisions of the indenture in a manner adverse to a holder; or

•	change the provisions of the indenture which relate to its modification or amendment. (Section 9.02)

Governing Law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of Wisconsin. (Section 1.12)

Concerning The Trustees

We may from time to time enter into arms length transactions and maintain customary banking relationships with the trustee under the senior indenture and the subordinated indenture, including but not limited to, maintaining lines of credit, borrowing money, maintaining checking account services and other treasury, depository and cash management services.

Senior Debt Securities

The senior debt securities will be unsecured and will rank equally with the $150,000,000 principal amount 7.00% Senior Notes due November 1, 2009, and $100,000,000 principal amount of 5.375% Senior Notes Due December 1, 2012, presently outstanding under the senior indenture and with all of our other unsecured and non-subordinated debt. In the event we are unable or unwilling to satisfy our obligations under the senior indenture (due to insolvency or otherwise) and our debt holders attempt to obtain satisfaction from our subsidiaries, claims of our subsidiaries’ creditors and preferred shareholders will have priority with respect to the assets and earnings of the subsidiaries over the claims of our senior debt holders.

Our failure to pay when due, subject to any applicable grace period, any principal of, or interest on, any indebtedness for borrowed money incurred or guaranteed by us in the aggregate principal amount of at least $50,000,000 constitutes an event of default under the senior indenture. (Section 5.01 of the Senior Indenture)

We agree in the senior indenture that so long as any senior debt securities are outstanding, we will own, directly or indirectly, all of the shares of voting common stock of Wisconsin Public Service Corporation now or hereafter issued and outstanding, unless we transfer or sell these shares in a transaction which complies with the provisions of the senior indenture relating to our merger, consolidation or sale of substantially all of our properties. (Section 10.08 of the Senior Indenture) See “Limitation on Merger, Consolidation and Certain Sales of Assets” in this prospectus.

We agree in the senior indenture that so long as any senior debt securities are outstanding, we will not pledge or grant a security interest in, or permit any pledge, security interest or other lien upon, any common stock of any of our subsidiaries owned directly or indirectly by us to secure any indebtedness for money borrowed, without making effective provision to secure the senior debt securities equally and ratably with the other indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply, however, to (l) the creation or existence of any pledge, security interest, or encumbrance upon any of the common stock of our subsidiaries (A) created at the time of our acquisition of the common stock or within one year after our acquisition of the common stock to secure all or a portion of the purchase price for the common stock or (B) existing on the common stock at the time of our acquisition of it, or (2) any extension, renewal or refunding of any pledge, security interest, or encumbrance described in clause (1). (Section 10.09 of the Senior Indenture)

Subordinated Debt Securities

The subordinated debt securities will be unsecured and will rank equally with the $300,000,000 principal amount 6.11% Junior Subordinated Notes due 2066 presently outstanding under the subordinated indenture and with all of our other unsecured and subordinated debt. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 14.01 of Subordinated Indenture)

The subordinated indenture defines “senior indebtedness” to mean the principal of, premium, if any, and interest on:

•	all of our indebtedness for money borrowed;

•	indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•

all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the types previously described of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types previously described of other persons secured by any lien on any of our property, whether or not such obligation is assumed by us.

•	However, the term “senior indebtedness” will not include:

•	any indebtedness which is by its terms subordinated to, or pari passu with, the subordinated debt securities; or

•	any of our obligations to any of our affiliates.

There is no limitation under either indenture on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

Under the subordinated indenture, no payment may be made on the subordinated debt securities, including any redemption or sinking fund payment if:

•	any of our senior indebtedness has not been paid when due and any applicable grace period has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any senior indebtedness has been and remains accelerated as a result of a default.

In the event that we pay or distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive or retain any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 14.03 of Subordinated Indenture) If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to pay it over to the holders of the senior indebtedness or their representatives or trustees, as their interests may appear. (Section 14.03 of Subordinated Indenture)

As a result of the subordination provisions contained in the subordinated indenture, in the event of our insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Subordination of the Debt Securities to the Claims of the Creditors and Preferred Shareholders of our Subsidiaries

Claims of our subsidiaries’ creditors and preferred shareholders will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of both the senior debt securities and the subordinated debt securities, even though those obligations may not constitute senior indebtedness of our subsidiaries. All of the debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes all of the material terms and provisions of our common stock. Our restated articles of incorporation is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus.

General

We are authorized to issue up to 200,000,000 shares of capital stock consisting of one class only, designated as “common stock” with a par value of $1.00 per share. As of March 19, 2009, 76,425,737 shares of our common stock were issued and outstanding.

The outstanding shares of our common stock are, and any additional shares which we may offer will be, listed on the New York Stock Exchange under the symbol “TEG.”

Dividend And Liquidation Rights

All shares of our common stock will participate equally with respect to dividends and rank equally upon liquidation, subject to the rights of holders of any prior ranking stock which our shareholders may authorize in the future. In the event of our liquidation, dissolution or winding up, the owners of our common stock are entitled to receive pro rata the assets and funds remaining after satisfaction of all of our creditors and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled.

Voting Rights

Except as otherwise described in the paragraphs below, every holder of our common stock has one vote for each share.

Our shareholders do not have cumulative voting rights. As a result, the holders of shares entitled to exercise more than 50% of the voting power of shares entitled to vote, represented at a meeting at which a majority of the shares entitled to vote is represented, are entitled to elect all of the directors to be elected at the meeting. Under our restated articles of incorporation and by-laws, our board of directors is currently divided into three classes, with one class elected each year for a three-year term. Starting with the 2009 annual meeting of shareholders, our directors who are standing for election will be elected to annual terms, so that at and following the 2011 annual meeting of shareholders all directors will be elected to, and will serve, one-year terms.

Provisions of Our Restated Articles of Incorporation with Possible Anti-takeover Effects

In addition to the provisions of our restated articles of incorporation and by-laws that have the effect of dividing our board of directors into three classes until the 2011 annual meeting of shareholders, certain other provisions of our restated articles of incorporation may have the effect of delaying, deferring or preventing a change in control of our company.

Article 5 of our restated articles of incorporation provides that, subject to the exception discussed below, a director may be removed only for cause by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. As defined in article 5, “cause” exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or such director has been adjudged to be liable for negligence or misconduct in the performance of his duty to us in a matter which has a materially adverse effect on our business, and such adjudication is no longer subject to direct appeal. Article 5 also provides for the removal of a director by the shareholders without cause when such removal is recommended by the “requisite vote” of the directors and approved by the affirmative vote of shareholders possessing a majority of the voting power of the then outstanding shares of voting stock. Our restated articles of incorporation define the term “requisite vote” as the affirmative vote of at least two-thirds of the directors then in office plus one director. Unless “cause” is established or removal is recommended by the requisite vote of the directors, a director may not be removed from office even if shareholders possessing a majority of the voting power favor such action. Additionally, pursuant to article 5, vacancies on our board of directors, including those resulting from the removal of a director, may be filled for the unexpired portion of the director’s term by the majority vote of the remaining members of the board.

Article 5 of our restated articles of incorporation provides that those sections of Article III of our by-laws which set forth the general powers, number, qualifications and classification of directors may be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of our common stock generally possessing voting rights in the election of directors, or by the requisite vote of the directors. Article 5 of our articles provides that article 5 may itself be amended or repealed only by the affirmative vote of shareholders possessing at least 75% of the voting power of the then outstanding shares of our common stock generally possessing voting rights in the election of directors.

Statutory Provisions with Possible Anti-takeover Effects

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of a “resident domestic corporation,” which includes our company, which are held by any person holding in excess of 20% of the voting power in the election of directors of the issuing public corporation’s shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction will not apply to shares acquired directly from us, to shares acquired in a transaction incident to which our shareholders vote to restore the full voting power of such shares, either before or after the acquisition of the shares, and under certain other circumstances.

Except as may otherwise be provided by law, the required affirmative vote of shareholders of a Wisconsin corporation for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote on the transaction. Sections 180.1130 through 180.1134 of the Wisconsin Business Corporation Law provide generally that, in addition to the vote otherwise required by law or the restated articles of incorporation of a “resident domestic corporation,” business combinations must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation’s outstanding voting shares owned by persons other than a “significant shareholder” who is a party to the transaction or an affiliate or associate of such significant shareholder unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. In general, these adequacy-of-price standards provide that the above-referenced vote does not apply if (1) the aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by shareholders of the resident domestic corporation in the business combination is at least equal to the highest of (a) the highest per share price received by any person selling common shares of the same class or series from the significant shareholder whether in the transaction in which the person became a significant shareholder or within the two years before the date of the business combination, (b) the market value per share of the same class or series on the date of the commencement of a tender offer initiated by the significant shareholder, on the date on which the person became a significant shareholder or on the date of the first public announcement of the proposed business combination, whichever is higher, or (c) the highest preferential amount per share to which the holder of shares of the class or series of shares is entitled in a voluntary or involuntary liquidation or dissolution of the resident domestic corporation and (2) the consideration to be received by holders of a class or series of outstanding shares is to be in cash or in the same form as the significant shareholder has previously paid for shares of the same class or series. Section 180.1130 defines “business combination” to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation or any of its subsidiaries with, or the sale or other disposition of substantially all assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. The statute defines “significant shareholder” generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation.

Sections 180.1140 through 180.1145 of the Wisconsin Business Corporation Law provides that a “resident domestic corporation,” which includes our company, may not engage in a “business combination” with an “interested stockholder” within three years after the date on which the interested stockholder acquired his or her 10% or greater interest, unless the corporation’s board of directors approved the business combination, or the acquisition of the 10% or greater interest, before the stock acquisition date. The statute defines “interested stockholder” as a person beneficially owning 10% or more of the aggregate voting power of the stock of such corporation. If the interested stockholder fails to obtain such approval by the board of directors, then even after the three-year period, the interested stockholder may complete a business combination with the corporation only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

Section 196.795 of the Wisconsin statutes applies to holding companies of Wisconsin public utilities, i.e., companies owning beneficially 5% or more of the voting securities of entities owning, operating, managing or controlling a plant or equipment in the state of Wisconsin for the production, transmission, delivery or furnishing of heat, light, water or power directly or indirectly to or for the public. The statute states that no person may hold or acquire directly or indirectly more than 10% of the outstanding voting securities of a public utility holding company with the unconditional power to vote such securities unless the Public Service Commission of Wisconsin determines, after investigation and an opportunity for hearing, that such holding or acquisition is in the best interests of utility customers, investors and the public. Section 196.795 of the Wisconsin statutes applies to our company.

The sections of the Wisconsin law described in the preceding paragraphs and certain provisions of our articles and by-laws, could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and one of our major shareholders.

Preemptive Rights

No holder of our common stock has any preemptive or subscription rights to acquire shares of our common stock.

Conversion Rights, Redemption Provisions and Sinking Fund Provisions

Our common stock is not convertible, is not redeemable and has no sinking fund.

Restrictions on Dividends Payable by our Subsidiaries

We are a holding company and our ability to pay dividends is largely dependent upon the ability of our subsidiaries to pay dividends to us. In the 2009 rate order, the Public Service Commission of Wisconsin has restricted our subsidiary, Wisconsin Public Service Corporation, to paying normal dividends on its common stock of no more than 103% of the previous year’s common stock dividend. The Public Service Commission of Wisconsin also requires Wisconsin Public Service to maintain a financial capital structure (i.e., the percentages by which each of common stock equity, preferred stock equity and debt constitute the total capital invested in a utility), which has a common equity range of 49% to 54%. The Public Service Commission of Wisconsin has also established a targeted financial common equity ratio at 51% that results in a regulatory common equity ratio of 53.41%. The primary difference between the financial and the regulatory common equity ratio relates to certain off-balance sheet obligations, primarily purchased power obligations, considered by the Public Service Commission of Wisconsin in establishing the financial common equity target. Each of these limitations may be modified by a future order of the Public Service Commission of Wisconsin. Our right to receive dividends on the common stock of Wisconsin Public Service is also subject to the prior rights of that corporation’s preferred shareholders and to provisions in that corporation’s restated articles of incorporation. The provisions in the restated articles of Wisconsin Public Service provide (1) that if Wisconsin Public Service’s “capitalization ratio” (namely, the ratio of the capital represented by Wisconsin Public Service’s common stock, including premiums on such common stock, plus the surplus accounts of Wisconsin Public Service to the total capital and surplus accounts of Wisconsin Public Service) is 25% or greater, then it may not make any dividend payments that would reduce the capitalization ratio below 25% unless there is no breach of (2) or (3) below; (2) that if the capitalization ratio is 20% or more, but less than 25%, then Wisconsin Public Service may make dividend payments that do not exceed 75% of its prior twelve month net income; or (3) that if the capitalization ratio is less than 20%, then Wisconsin Public Service may make dividend payments that do not exceed 50% of its prior twelve month net income. At December 31, 2008, the above limitations amounted to $1.2 million out of Wisconsin Public Service’s total retained earnings of $372.0 million. Consequently, at December 31, 2008, Wisconsin Public Service had $370.8 million of retained earnings available for the payment of dividends.

Upper Peninsula Power Company’s indentures relating to its first mortgage bonds contain certain limitations on the payment of cash dividends on its common stock, which is held solely by us. At December 31, 2008, these restrictions amounted to $30.5 million out of Upper Peninsula Power ‘s total retained earnings of $49.1 million. Consequently, at December 31, 2008, Upper Peninsula Power had $18.6 million of retained earnings available for the payment of common stock cash dividends.

North Shore Gas Company’s long-term debt obligations contain provisions and covenants restricting the payment of cash dividends and the purchase or redemption of capital stock. At December 31, 2008, these restrictions amounted to $6.9 million out of North Shore Gas’ total retained earnings of $77.4 million. Consequently, at December 31, 2008, North Shore Gas had $70.5 million of retained earnings available for the payment of dividends.

For the year ended December 31, 2008, Peoples Energy Corporation, The Peoples Gas Light and Coke Company, Michigan Gas Utilities Corporation, Minnesota Energy Resources Corporation and Integrys Energy Services, Inc. did not make any dividend payments to us.

At December 31, 2008, we had $585.8 million of retained earnings available for the payment of dividends. Except for the subsidiary restrictions described above, we do not have any dividend restrictions.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts that obligate you to purchase from us, and obligate us to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from you, and obligate you to sell to us, a specified or varying number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock under the stock purchase contracts, either:

•	common stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock, we will include in the prospectus supplement and/or other offering material information about the issuer of the debt securities. Specifically, if the issuer has a class of securities registered under the Securities Exchange Act of 1934 and is either eligible to register its securities on Form S-3 under the Securities Act of 1933 or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt securities.

The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require you to secure your obligations in a specified manner and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

The applicable prospectus supplement and/or other offering material will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. Material United States federal income tax considerations applicable to the stock purchase contracts or stock purchase units will also be discussed in the applicable prospectus supplement and/or other offering material.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK

We may issue, alone or together with common stock, warrants for the purchase of common stock. The stock warrants will be issued under a stock warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

If stock warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the stock warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation and terms of the common stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of shares of common stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

Exercise of Stock Warrants

Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holders election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material. The payment must be made in U.S. dollars, unless otherwise provided in the related prospectus supplement and/or other offering material. Upon the stock warrant agent’s receipt of the surrendered stock warrant certificates and payment of the aggregate exercise price of the stock warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate representing the number of shares of common stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrant holder a new stock warrant certificate representing the unexercised stock warrants.

Anti-dilution and Other Provisions

The exercise price payable and the number of shares of common stock purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding, will be subject to adjustment if specified events occur, including the issuance of a stock dividend to holders of common stock or the subdivision or reclassification of common stock. In lieu of adjusting the number of shares of common stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% of the number of shares purchasable. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. In the case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock into which the stock warrants were exercisable immediately prior to the consolidation, merger, or sale or conveyance, subject to payment of the aggregate exercise price of the stock warrants.

No Rights as Shareholders

Holders of stock warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Integrys Energy Group or any other matter, or to exercise any rights whatsoever as shareholders of Integrys Energy Group.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

We may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard debt warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

If debt warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the debt warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Holders of debt warrants do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the related indenture except as otherwise provided in the related indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the warrant agent office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates must be accompanied by payment of the aggregate exercise price of the debt warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material.

Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrant holder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued representing the unexercised debt warrants.

DESCRIPTION OF TRUST SECURITIES

The trusts may from time to time offer under this prospectus trust preferred securities, which we refer to as “trust securities.” When the trusts offer to sell a particular series of trust securities, we will describe the material terms of that series in a prospectus supplement and/or other offering material. Each trust’s declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Unless otherwise stated in a prospectus supplement and/or other offering material, the trust securities will be issued pursuant to one or more trust agreements, which we will describe in a prospectus supplement and/or other offering material. Each trust’s form of trust agreement will be filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of trust agreement for provisions that may be important to you.

Each declaration of trust will authorize the trustees of each trust to issue on behalf of the trust one series of trust securities and one series of common securities. The trust securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the common securities of the trusts will be issued directly or indirectly to us.

The trust securities will have the terms, including interest, dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable declaration of trust or made part of the declaration of trust by the Trust Indenture Act of 1939, as amended.

Refer to the applicable prospectus supplement and/or other offering material relating to the trust securities of each trust for specific terms, including:

•	the distinctive designation of trust securities;

•	the number of trust securities issued by the trust;

•

the annual distribution rate, or method of determining the rate, for trust securities issued by the trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

•

whether distributions on trust securities issued by the trust will be cumulative, and, in the case of trust securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust securities issued by the trust will be cumulative;

•	the amount or amounts which will be paid out of the assets of the trust to the trust securities holders upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•

the terms and conditions, if any, under which trust securities may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which the conversion right will expire;

•	the terms and conditions, if any, upon which the related series of our debt securities may be distributed to trust securities holders;

•

the obligation, if any, of the trust to purchase or redeem trust securities issued by the trust and the price or prices at which, the period or periods within which and the terms and conditions upon which trust securities issued by the trust will be purchased or redeemed, in whole or in part, pursuant to the obligation;

•

the voting rights, if any, of trust securities issued by the trust in addition to those required by law, including the number of votes per trust security and any requirement for the approval by the trust securities holders, as a condition to specified action or amendments to the applicable declaration of trust; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust securities issued by the trust that are consistent with the applicable declaration of trust or applicable law.

Pursuant to the applicable declaration of trust, the property trustee will own our debt securities purchased by the applicable trust for the benefit of us and the trust securities holders. The payment of dividends out of money held by the applicable trust, and payments upon redemption of trust securities or liquidation of any trust, will be guaranteed by us to the extent described below under “Description of Guarantees.”

Specific United States federal income tax considerations applicable to an investment in trust securities will be described in the applicable prospectus supplement and/or other offering material.

In connection with the issuance of trust securities, each trust will also issue one series of common securities to us. Each declaration of trust will authorize the regular trustees of a trust to issue on behalf of the trust one series of common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights or the restrictions described in the applicable declaration of trust. Except as otherwise provided in the applicable prospectus supplement and/or other offering material, the terms of the common securities of the trusts will be substantially identical to the terms of the trust securities issued by the trust, and the common securities of the trusts will rank on equal terms with, and payments will be made on a ratable basis with, the trust securities. However, upon an event of default under the applicable declaration of trust, the rights of the holders of the common securities of the trusts to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the trust securities holders. Except in limited circumstances, the common securities of the trusts will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the common securities of the trusts will be directly or indirectly owned by us.

The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the property trustee.

DESCRIPTION OF GUARANTEES

Below is a summary of information concerning the trust guarantees which will be executed and delivered by us, at various times, for the benefit of the trust securities holders. The applicable prospectus supplement and/or other offering material will describe any significant differences between the actual terms of the trust guarantees and the summary below. This summary does not describe all exceptions and qualifications contained in the indenture or all of the terms of the trust guarantees. You should read the trust guarantees for provisions that may be important to you. Copies of the trust guarantees will be filed with the Securities and Exchange Commission and are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust securities holders of each trust, the trust guarantee payments (as defined below), except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust securities holders or by causing the applicable trust to pay the required amounts to the holders.

The following payments regarding the trust securities, which we refer to as the “trust guarantee payments,” to the extent not paid by the applicable trust, will be subject to the trust guarantees, without duplication:

•	any accrued and unpaid distributions which are required to be paid on the trust securities, to the extent the trust has funds legally available therefor;

•

the redemption price, including all accrued and unpaid distributions, payable out of legally available funds, regarding any trust securities called for redemption by the trust, to the extent the trust has funds legally available therefor; and

•

upon a voluntary or involuntary dissolution or winding-up of the trust (other than in connection with the distribution of debt securities to the holders of the trust securities or a redemption of all the trust securities), the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust securities to the date of the payment to the extent the trust has funds available therefor; or

•	the amount of assets of the trust remaining available for distribution to holders of the trust securities in liquidation of the trust.

Covenants of Integrys Energy Group

Unless an applicable prospectus supplement or other offering material provides otherwise, in each trust guarantee, we will covenant that, so long as any trust securities issued by the applicable trust remain outstanding, and if there will have occurred any event that would constitute an event of default under the trust guarantee or the declaration, we will not do any of the following:

•	declare or pay any dividend on, make any distributions regarding, or redeem, purchase or acquire or make a liquidation payment regarding, any of our capital stock;

•

make any payment of the principal of and any premium and interest on or repay, repurchase or redeem any debt securities issued by us which rank junior to or pari passu with the debt securities owned by the trust; and

•	make any guarantee payments regarding the trust securities, other than pursuant to the trust guarantees.

However, even during such circumstances, we may:

•

repurchase or acquire our common shares as contemplated by any employment arrangement, benefit plan or other similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business;

•

repurchase our common shares as contemplated by our stock investment plan or any deferred compensation plan, as in effect immediately prior to the occurrence of the event of default under the guarantee or the declaration;

•

exchange or convert any class or series of our capital stock for our common shares, provided that such class or series of capital stock was outstanding prior to the occurrence of the event of default under the guarantee or the declaration;

•

purchase fractional interests in shares of our capital stock pursuant to conversion or exchange provisions of such capital stock or the security being converted or exchanged, provided that such capital stock or security was outstanding prior to the occurrence of the event of default under the guarantee or the declaration; and

•	pay any stock dividend where the dividend is paid in the form of the same stock as that on which the dividend is being paid.

Amendment and Assignment

Except with respect to any changes that do not adversely affect the rights of holders of trust securities in any material respect (in which case no consent of such holders will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust securities. The manner of obtaining any such approval of holders of the trust securities will be as described in the applicable prospectus supplement and/or other offering material. All guarantees and agreements contained in each guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust securities then outstanding.

Termination of the Trust Guarantees

Each trust guarantee will end as to the trust securities issued by the applicable trust upon any of the following:

•	full payment of the redemption price of all trust securities;

•	distribution of our debt securities held by the trust to the trust securities holders; or

•	full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust securities issued by the applicable trust must restore payment of any sums paid under the trust securities or the trust guarantee.

Status of the Trust Guarantees

Our obligations under each trust guarantee to make the trust guarantee payments will constitute unsecured obligations of Integrys Energy Group and will rank (a) subordinate and junior in right of payment to all of our other liabilities, including the debt securities, except those of our liabilities made pari passu or subordinate by their terms, (b) pari passu with the most senior preferred or preference stock, if any, hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference securities of any of our affiliates, and (c) senior to our common shares. The terms of the trust securities will provide that each holder of trust securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable guarantee.

Each trust guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). No trust guarantee will be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable trust, and by complete performance of all obligations under the trust guarantee.

LEGAL MATTERS

Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will pass upon the validity of the securities offered pursuant to this prospectus and the prospectus supplements and/or other offering material. The opinion of Foley & Lardner LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinion of Foley & Lardner LLP may be subject to other conditions and assumptions, as indicated in the prospectus supplements and/or other offering materials. The validity of the trust securities will be passed upon by special Delaware counsel to the trusts when formed.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Integrys Energy Group’s Annual Report on Form 10-K, and the effectiveness of Integrys Energy Group’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on those consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption of a new accounting standard and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of American Transmission Company LLC incorporated in this prospectus by reference from Amendment No. 1 on Form 10-K/A to Integrys Energy Group’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$250,000,000

INTEGRYS ENERGY GROUP, INC.

4.170% Senior Notes Due November 1, 2020

PROSPECTUS SUPPLEMENT

November 9, 2010

Joint Book-Running Managers

Citi

Mitsubishi UFJ Securities

Morgan Stanley

Co-Managers

Mizuho Securities USA Inc.

Scotia Capital

US Bancorp